SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A



Notification of Registration
Filed Pursuant to Section 8(a) of the
Investment Company Act of 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  The Kenwood Funds

Address of Principal Business Office:     77 West Washington
                                          Street, Suite 1615
                                          Chicago, IL 60602

Telephone Number (including area code):   1-312-368-1666



Name and Address of Agent for Service of Process:
                                Sheldon R. Stein
                                D'Ancona & Pflaum,
                                30 N. LaSalle Street,
                                Suite 2900
                                Chicago, IL  60602


Check appropriate box:

                        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing
                        filing of Form N-8A:
                        YES__   NO  X


Item 1.         Exact name of registrant:       The Kenwood Funds



Item 2. Name of State under the laws of which registrant was organized: Delaware

                Date of such organization:  January 9, 1996



Item 3.         Form of organization of registrant:  Delaware Business
                Trust



Item 4.         Classification of Registrant:  Management Company



Item 5. Registrant is an open-end, diversified management company



Item 6.         Name and address of registrant's investment adviser:

                The Kenwood Group
                77 W. Washington Street, Suite 1615
                Chicago, IL  60602



Item 7.         Trustees of registrant:

                Barbara L. Bowles, 77 W. Washington St., Suite 1615, Chicago, IL 60602

                Reynaldo Glover, 203 N. LaSalle Street, Chicago, IL 60601 Lester J. Dugas, Jr., 5000 S, Woodlawn Ave., Chicago, IL 60615 Patty Litton Delony, 20 E. Cedar Street, Chicago, IL 60611 Challis M. Lowe, 304 Camelot Lane, Libertyville, IL 60048


                Officers of registrant:

                Barbara L. Bowles, 77 W. Washington St., Suite 1615, Chicago, IL 60602

                Sharon Morrow, 77 W. Washington St., Suite 1615, Chicago, IL
                60602

                Cynthia Hardy, 77 W. Washington St., Suite 1615, Chicago, IL
                60602

                Sheldon R. Stein, 30 N. LaSalle St., Suite 2900, Chicago, IL
                60602

                Joe Neuberger, 615 E. Michigan Street, Milwaukee, WI  53202



Item 9. (a) State whether registrant is currently issuing and offering is securities to the public: NO


                (b) State the name and current address of the underwriter:
                Not Applicable



                (c) State whether registrant presently proposes to make a public offering of its securities: YES


                (d) State whether registrant has any securities currently issued and outstanding:

                        YES

                (e) State the number of beneficial owners of registrant's outstanding securities and the name of any company owning 10% or more of registrant's outstanding voting securities:
                 As of January 26, 1996, the registrant had one beneficial
                owner who is a natural person.



Item 10.        State the current value of the registrant's total
                assets:  $10.00



Item 11. State whether registrant has applied or intends to apply for a license to operate as a small business investment company under the Small Business Investment Act of 1958:

                NO



Item 12. Attach a copy of registrant's last regular periodic report to its security holder, if any: Registrant has issued no such report.


SIGNATURES



        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Chicago and State of Illinois on the 29th day of January, 1996.



[SEAL]                                  THE KENWOOD FUNDS



                                                By: /s/Barbara L. Bowles

                                                Barbara L. Bowles, President



ATTEST: /s/Sharon Morrow

        Sharon Morrow, Secretary